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EXHIBIT 10(a)

Mandalay Resort Group Supplemental Executive Retirement Plan
AMENDMENT NO. 2

    WHEREAS, THE MANDALAY RESORT GROUP, formerly known as Circus Circus Enterprises, Inc., a Nevada corporation (the "Company") maintains the Mandalay Resort Group Supplemental Executive Retirement Plan (the "Plan"); and

    WHEREAS, pursuant to the provisions of Sections 9.1 and 9.2 of the Plan, the Company is authorized to amend the Plan.

    NOW, THEREFORE, the Plan is hereby amended, as follows:

    1.  Section 6.3 of the Plan is restated, effective as of January 1, 2001, to read, in its entirety, as follows:

  "6.3
  Time of Payment of Benefits Following Termination of Employment.

  (a)
  General Rule for Time of Payments. A Participant who has a vested interest in his or her Benefits under the Plan and who has terminated his or her employment with the Company prior to attaining age 60 shall, unless an alternative election concerning commencement of benefits has been validly and timely made, commence receiving Benefits upon the first day of the calendar quarter next following the Participant's attainment of age 60. A Participant who has a vested interest in his or her Benefits under the Plan and who has attained age 60 as of his or her termination of employment with the Company shall commence receiving his or her Benefits as of the first day of the calendar quarter next following his or her termination of employment. A Participant shall be permitted to elect an alternate date as of which his or her Benefits are to commence; provided, however, that any such alternate commencement date shall not be earlier than the first day of the calendar quarter next following the Participant's Early Retirement Date, and provided, further, that any election of an alternate date for the commencement of benefits may be made by filing a written election with the Administrative Committee at least one year before both the date on which Benefit Payments would commence to be paid but for such written election and at least one year before the date Benefit Payments would commence pursuant to such written election.

  (b)
  Examples. If a Participant were to elect in writing upon first become a Participant to have distribution of his or her Benefits commence as soon as permissible following termination of employment upon first become a Participant, and then terminates employment with a vested benefit having attained age 58, the Benefits payable to such Participant would commence to be distributed as of the first day of the calendar quarter following his or her termination of employment, and would be payable with a reduction to the periodic payment to take into account the commencement of payment prior to attaining age 60. If this same Participant files a new election in writing requesting that distribution of Benefits not commence until the first calendar quarter following the later of his or her attainment of age 60 or termination of employment, but filed this election only one month prior to terminating employment at age 58, Benefits payable under the Plan would commence to be distributed to the Participant as of the first day of the calendar quarter following termination of employment (i.e., the later election would be disregarded) because the election was not filed at least one year prior to the date distribution of Benefits would have commenced but for the election. The original election, therefore, continues in effect without change. In contrast, if the later election were filed one year before the date on which the Participant terminates employment at age 58, distribution of Benefits would be deferred until the first day of the calendar quarter following the Participant's attainment of age 60, and would be paid without reduction to the periodic payments.

  (c)
  Discretion of Administrative Committee. Notwithstanding the foregoing, the Administrative Committee may delay the distribution of any amount otherwise payable under the Plan to the extent the Administrative Committee determines that such delay is reasonably necessary or appropriate in order to ensure that benefit payments are made properly or to provide for reasonable and proper administration of the Plan."

    2.  In all other respects the Plan is hereby ratified and confirmed.

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EXHIBIT 10(a)
Mandalay Resort Group Supplemental Executive Retirement Plan AMENDMENT NO. 2